Exhibit 99.1

Stewart Information Services Corporation Announces Dividend Increase And Declares Fourth Quarter Dividend

HOUSTON, Dec. 1, 2021 /PRNewswire/ -- Stewart Information Services Corporation (NYSE:STC) today announced a dividend increase that reflects the company's continuing commitment to return capital to its shareholders.

The Stewart Board of Directors has approved an increase in the Company's annual cash dividend from $1.32 to $1.50 per share, payable to common shareholders beginning with the fourth quarter of 2021. The Board of Directors also declared a cash dividend of $0.375 per share for the fourth quarter 2021, payable December 31, 2021, to common stockholders of record on December 15, 2021.

"I am pleased to announce this action in keeping with Stewart's goal of delivering a consistent return on capital to shareholders, both through its operational performance as well as the annual dividend," said Fred Eppinger, Stewart CEO.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com. ST-IR

CONTACT: Nat Otis, Director-Investor Relations, (713) 625-8360; David Hisey, CFO, (713) 625-8043